FEE APPORTIONMENT AGREEMENT

THIS APPORTIONMENT AGREEMENT (the "Agreement") is made as of May 24, 2016 by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the "Company"), on behalf of the Tributary Small Company Fund, the Tributary Balanced Fund, the Tributary Growth Opportunities Fund, the Tributary Income Fund, the Tributary Nebraska Tax-Free Fund and the Tributary Short-Intermediate Bond Fund (each, a "Fund" and collectively, the "Funds"), (2) Tributary Capital Management, LLC, a Colorado limited liability company ("Tributary"), and (3) First National Bank, a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers ("FNFA," together with Tributary and the Funds, the "Parties").

RECITALS

A. UBS Financial Services Inc., a Delaware ("UBS") and the Company are parties to a Sub-Accounting and Administrative Services Agreement and a Selling Agreement dated March 18, 2016 ("Services Agreements"), under which UBS provides certain services ("Services") to each of the Funds in connection with UBS's customers purchase of shares of the Funds (such shares owned by UBS customers, the "Shares") through UBS's platform.

B.  In exchange for UBS's performance of the services, the Company and tributary, as provided in the Services Agreements have agreed to pay UBS for the omnibus accounts sub-accounting, recordkeeping and other administrative services $14 per shareholder account per year for all Funds and share classes except the Tributary Nebraska Tax-Free Fund, which is excluded from the agreement. In addition, Tributary agreed per the Services Agreements to make payments in addition to the Shareholder Services Fee to be paid by the Funds. Such payments would be paid in consideration of distribution, marketing support and other services ("Distribution Support Services") to be provided to the Funds by UBS. Specifically, Tributary has agreed to a 0.08% (8 basis point) annual sales fee of all sales of Fund Shares for the first year, excluding the sales of the Funds' shares in various wrap fee programs. Also, Tributary has agreed to 0.15% (15 basis points) per annum of the value of the average monthly equity assets and 0.10% (10 basis points) per annum of the value of the average monthly fixed-income assets that are invested in each Fund sold through the Programs, to be computed and paid on a quarterly basis, in consideration of distribution, marketing support and other services (the "Distribution Support Fee"). These fees are subject to a minimum fee as follows: (i) $25,000 for Distribution Support Services for the 2016 calendar year; (ii) $50,000 for Distribution Support Services for the 2017 calendar year; and (iv); $75,000 for Distribution Support Services for the 2018 calendar year and all subsequent calendar years thereafter (the "Minimum Fees").

C. Tributary serves as investment adviser to the Funds, FNFA serves as sub-advisor to Tributary with respect to the Tributary Balanced Fund, the Tributary Growth Opportunities Fund, the Tributary Income Fund, the Tributary Nebraska Tax-Free Fund and the Tributary Short-Intermediate Bond Fund (the "FNFA sub-advised Funds"); and Northern Lights Distributors, LLC (the "Distributor"), serves as distributor for the Funds.

D.  The Funds and Tributary wish to set forth the apportionment of the Fee each party shall be responsible to pay UBS under the Services Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Method of Fee Payment to UBS. The Fee owed to UBS for the Institutional Class of Funds will be paid in two payments. The first will be direct from the Funds for the per account charge up to the 25 bps allowable under the Company's Administrative Service Plan. Tributary shall pay UBS the remainder of the Fee in accordance with the terms of the Services Agreement. The Fee owed to UBS for the Institutional Plus Class of Funds will be paid entirely by Tributary.

2.  Apportionment of Fee Between the Funds and Tributary. For so long as the Company and Tributary are obligated to pay the Fee under the Operating Agreement, the Parties agree that the Funds will pay the per account charge up to the 25bps of the Fee, apportioned in accordance with each Fund's respective portion of the Fee, and Tributary will pay the remainder of the Fee (the "Tributary Portion").

3.  Apportionment of Tributary Portion. For so long as Tributary is obligated to pay the Tributary Portion and FNFA is the sub adviser for the FNFA sub-advised funds, FNFA will reimburse Tributary for one-half of the Fee attributable to the FNFA sub-advised funds.

4.  Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as the Company and Tributary are obligated to pay the Fee. In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5.  Amendments. This Agreement may be amended by the written agreement of the parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed under the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer